UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 10, 2014
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 4, 5, 10, 11 and 19, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.
SELECTED INQUIRIES RECEIVED THROUGH JUNE 9, 2014

1.
We invested in EXPD because of your culture. We believe that your unique compensation structure has helped to create an enduring competitive advantage, because it attracts and retains the best talent in the industry and incentivizes them to focus on building profitable, ethical, long-term customer relationships. As each successive generation of top talent trains the following generation of top talent, the gap between EXPD and its peers continues to grow wider, and the market share gains compound. We believe that this culture sets you up to win in any service-oriented business, not just freight forwarding. As you progress through your strategic reassessment process, please keep that in mind.

We couldn’t agree more with your observations regarding the unique value of and contributions made by the Expeditors culture. We think you would be encouraged by the parameters that encapsulate the strategic assessment we are currently undertaking. This exercise began with a rigorous self-assessment of not only who we are, but how we got to be what we are. The entire Senior Management team, to a person, believes that our unique culture defines the former and is completely responsible for the latter. Our newly appointed President and CEO, Jeff Musser, has been both vocal and adamant that this strategic assessment is as much about what will not change as it is about what we will change and at the top of the things that will not change is our culture. All of the other constituents taking part in this process also agree that our culture is such a seminal part of what Expeditors is. While we strategically focus our efforts and concentrate our resources, those actions can never be done in such a way as to dilute the value of our culture.

2.
We urge you to make no changes to your executive compensation program. We believe shareholders voted against it due to the golden parachute awarded to Mr. Rose, not due to the ongoing program. For the record, we voted in favor, given the tremendous shareholder value that Mr. Rose created over his tenure.

We appreciate your vote of confidence, and even more, the degree of understanding and expressed recognition of the important component our compensation programs are to both our overall business model and our long-term track record for success. We would point out that we believe these are highly correlated.

Expeditors has always been very considerate of expressed shareholder views on these kinds of matters and believes that by working to increase understanding, actively addressing and incorporating shareholder feedback will lead to solutions based on substance, not governed solely by form. Ultimately our compensation policies are determined by the Compensation Committee of the Board of Directors. We’ll certainly share your thoughts with them. The Compensation Committee is, however, required to consider the views of all shareholders, and while a certain portion of shareholders may have been voting against Mr. Rose’s retirement bonus, their votes do require some degree of introspection and reaction from the Compensation Committee. They are very involved in assessing shareholder comments on the say-on-pay vote and are weighing all factors, including the historical driver and cultural reinforcement vehicle we’ve always believed our compensation plans provide. During this process, we received a lot of good constructive comments from our shareholders and, realistically, we think that there are some parts of the plan that yield itself to more varied applications that would be viewed positively by the shareholders that can be accomplished without deconstructing the framework and underlying foundations of the plan.

After all that has been said about this issue though, we think it appropriate to add, however, that we are somewhat surprised the Mr. Rose’s retirement bonus has been repeatedly characterized as a “golden parachute.” Mr. Rose retired and in consideration of many factors, his contributions to shareholder value being chief among them, the Compensation Committee awarded Mr. Rose a retirement bonus they felt was commensurate with his unique role as a retiring founder, and did so in an amount that was appropriate given Mr. Rose’s recent levels of compensation. That amount seemed neither excessive nor frivolous…and, as we’ve said repeatedly…and most importantly…it is not being born by the shareholders, but is actually being provided by management from the executive bonus pool. This last point is something we went to great lengths to communicate. Our 8-K, our 10-K and our Definitive Proxy 14-A SEC filings all highlighted and even illustrated, consistently and comprehensively, that this retirement bonus, in its entirety, would be borne by management, not by the shareholders. We explained in detail how it would be calculated, that it would be paid from an executive bonus pool formula, whose workings have been in effect and have been a component of our compensation policy since the first full year that the Company began being publicly traded nearly 30 years ago.

Given that scenario, we felt the amounts accrued for Mr. Rose would be simply considered what it in fact is, a retirement bonus from a grateful group of colleagues and managers, all of whom were either hired, trained and mentored by Mr. Rose during his 25 year tenure as CEO, and who all significantly benefited from the Company’s growth under his leadership. We don’t want to send the message that we think $8 million dollars is insignificant…and management understands that better than anyone, since they‘re actually paying it. We do think Mr. Rose's retirement bonus was completely appropriate and, given the description of how it was derived and funded, differs from a “golden parachute” as the term has become known in the financial vernacular of the day.

If one were to look at the amount of the well-publicized “golden parachutes,” while in popular definitional form, it might qualify, in substance, but it is far from the kind of abusive “golden parachute” awards that have deservedly gathered such lofty headlines. While we haven’t had the time to look, one can’t help wondering if those companies paying out these exorbitant, truly excessive, approved-in-advance, "golden parachutes," have had proxy rating agencies suggest that their shareholders disapprove their respective compensation programs?

Which brings us to our final observations of this kind of confusing, to us anyway, saga. As we dialogued with shareholders and proxy advisory firms, we were told, almost universally, that if there had been a contractual commitment in Mr. Rose’s employment agreement requiring the payment of this retirement bonus, there would have been few objections, and certainly if there had been, they most likely would not have precipitated a “no” vote on the say-on-pay proposal. Since, however, there had been no contractual requirement, and this was done “gratuitously” (their words not ours) by the Compensation Committee, it was the “optics” and form of this retirement bonus, not the plan itself, that was the catalyst to the “no” vote.

Following this logic through to what we think is a somewhat illogical conclusion, it seems that had we agreed to have the shareholders pay a CEO some incredibly large amount of money in the event of termination (even if he or she had driven the company into the proverbial ground during their tenure) or merger, etc…prospectively and baked that into his or her employment contract, and committed the shareholders to pay for it, something we’ve never done, nor would ever do, that would be acceptable governance from a “form” standpoint since it was known and approved in advance. Good governance, after all, requires that all contractual commitments must be fulfilled. And, we’ll again add for reflective purposes, that the shareholders take it “right on the chin” for these kinds of "golden parachute" awards…albeit from a form standpoint they would have theoretically been told in advance this could happen, so “it's all good.” These contractual “golden parachutes” are paid even in instances when executives have had a short tenure, have had terrible results, left things in shambles and have destroyed shareholder value.

We see Mr. Rose’s situation quite differently, both in size and scope, from the "golden parachute" abusive practices that gave rise to its name. In 25 years as CEO, Mr. Rose:

•	Saw gross revenues grow from less than $200 million to over $6 billion.

•	Saw shareholder value appreciate from $100 million to over $10 billion, at its high point prior to the Great Recession of 2009 (and was still at approximately $8 billion when he retired as CEO).

•	Never had an operating or financial loss for the 100 quarters he served as CEO.

•
Had only 2 years when operating income did not exceed those of the previous years…2009 and 2012, and only three years when after-tax earnings declined, 1992, when we began our policy of accruing taxes on world-wide income (operating income was still up), 2009 and 2012.

So, given those factors, while we have been told the philosophical reasons behind the “no” votes by many shareholders, we respectfully disagree as to their appropriateness, particularly in light of the context of why and how it was paid. Most of all, we don’t really think this retirement bonus ascends, or descends as it were, to “golden parachute” status. Our Compensation Committee understood all of these factors and acted accordingly, and our Senior Management team, who will ultimately pay the amount, was entirely supportive. We do understand though, at the end of the day, it is the shareholders' company. We just think that it is not in the shareholders’ best interest if the reaction against what the Compensation Committee and Management felt was an appropriate and well-deserved retirement bonus granted to a retiring founder, resulted in calls in a “form over substance” tossing out of the foundational parts of our compensation programs that have historically always driven shareholder value.

3.	Can you please set up a distribution list to disseminate your press releases and SEC filings? EXPD is the only company I follow that doesn’t have one.

We do have a distribution list for press releases that has served us well for many years, but is in reality, not as up-to-date as it could be. We are looking at ways to enhance our communication abilities in this area.

4.
As manufacturing moves from China to other Asian countries, will your density in specific trade-lanes decline, and will that impact your consolidations and lower your net revenue margins? Said differently, how do net revenue margins on China- USA shipments compare to Vietnam- USA shipments (and other Southeast Asian countries)?

Given that freight capacity, in the long term, will always follow freight availability, the more freight being exported from a country, the more freight and capacity on a given lane, the more margins will “harmonize.” It is not unusual in fact for there to be better margins on the more emerging manufacturing centers (being country or cities). We’ve watched this pattern repeatedly as we’ve moved and developed different markets in Asia over the last 35 years. Starting with our three original offices in Taipei, Hong Kong and Singapore, we expanded in Malaysia, Thailand, Indonesia, Bangladesh, the Philippines, Coastal China, followed, more recently, by interior China (Chongqing and Chengdu for instance). We are very experienced in dealing with and “following the freight” into new manufacturing centers, particularly in Asia. We think that experience gives us a real advantage in dealing with carriers and customers as we assist in developing these markets and managing freight margin development.

5.	When do you expect to return to the 32% operating margins you earned in 2010 and 2011?

We don’t make projections, but our plan is to continue to drive efficiencies through our Company in a way that it lowers total cost of service, which we think is already one of the lowest if not the lowest among our primary competitors.

6.	Your 2013 10K states that you have relationships with 44 independent agents. What percentage of your revenue and earnings do they represent?

We’ve not done this calculation for some time. The last time we did so, however, we recall the amount was not significant relative to our total volume of business. The amount of business involving agents has only gotten more insignificant, again, relative to the total volumes we move around the world, since that time. We have agents to provide services, in a compliant and high quality manner, in places where we are not ready to operate under our own name, or, in many instances, where we would never be interested in opening an office. We have never had an agent strategy that involved signing up agents to generate more revenue.

7.	When/ why do you choose to use an agent instead of starting your own office?

Agents typically represent us in markets where the volume of business will not sustain one of our offices and where we have limited abilities, financial, cultural or otherwise, to invest and grow our upside potential. Typically if a market develops and freight volumes grow, there is a natural point of inflection where both parties’ interests are best served by formalizing that arrangement in a more permanent structure. It is the nature of some markets, however, that they may never develop to the point that our opening an office would be necessary or desirable.

8.	How do the economics change when you buy an agency and turn it into an EXPD office?

We work with our agents on a variable model. We split net freight profits with each other and each pay for their own respective cost of operations. Obviously when we open our own office, we have all the responsibilities, financial and otherwise, of financing that office, most times in a country where we have not operated before. The increased infrastructure costs financial, cultural or otherwise, make opening an Expeditors office in a new country a very serious decision where the amounts of freight involved, and the potential for growth, need to be sufficiently greater than the infrastructure costs before it makes sense to open.

9.	If you purchased all 44 of your agents, how much of an impact would it have on revenue and earnings? How much do you estimate it would cost?

Immediately, not much, as we’ve said, its not significant to our total financial statements. Agents differ so much in scope and size and focus that it really would be difficult, if not impossible, to derive a meaningful number. We should point out though, that the cost of acquiring all these agents is not the constraint to our pursuing that as a strategy.

Agent expansion typically, and in our experience most successfully, happens in an evolutionary manner. As we develop markets, we do come to a point, as we’ve noted, where we have to decide to continue in perpetuity in an agent arrangement or open our own office. If we open our own office, we typically approach our existing agent and try to have a discussion about purchasing them or barring that at least forming a joint venture. In the preponderance of the cases, we have acquired the agent outright on a deferred payout basis. We never force these discussions, but allow them to happen naturally. It’s a strategy that has worked well for us and we don’t see any reason to abandon it.

Not all locations, of course, are candidates for this kind of a potential transaction. A hypothetical discussion about acquiring all of our 44 agents, while an interesting and logical question for someone on the outside looking in to ask, from an inside looking out perspective, it is not a likely or even desirable scenario. There are more growth opportunities in optimizing our existing network, augmenting it with naturally evolving agent acquisition opportunities as they present themselves, than there is in pursuing an agent roll-up strategy.

10.	Why haven’t ocean and airfreight net revenue margins compressed like truck brokerage margins have?

In short, while Transcon is not a “truck” product, 90+ percent of that products’ volume moves by trucks. So, a short answer to your question is that there are many more qualified truck-based service providers than there are planes and ships.

There is a longer, more detailed discussion, that is way beyond the scope of this document but the underpinnings of the explanation hang off the fact noted above…really a supply-demand issue at its core.

11.	Is your Transcon product suffering the same net revenue margin compression issues that the public truck brokers are?

As we noted, while Transcon utilizes trucks in the delivery of its services, there is much more to it than just truck service…and it is not a truck brokerage product. It is a time-definite, value-added service engaged in providing intra-continental (or Trans-con) service. So, while there have been pressures on the trucking component, the opportunities provided by the value-added/time-definite components still provide for very good margins in an increasingly competitive environment.

12.	Is your headquarters the only unencumbered skyscraper in Seattle? How much do you estimate its worth?

The two comments we would make concerning our headquarters are:

1)
First, we don’t think 215,000 square feet on 13 stories qualifies as a skyscraper. Maybe a semantic argument, but we certainly didn’t think of it as a skyscraper when we acquired and remodeled it and still don’t think those to this day.

2)
Second, given that buildings are primarily valued by their leased value, and given that we are the largest tenant with over 210,000 square feet, we can’t really come up with a value that we’d like to be quoted on. We look at it more from a relative positioning standpoint…what it would cost to lease this space and the disruption costs if we moved. We’re very confident that it is worth more to us and our shareholders than it would be worth to anyone else.

13.
The proxy statement (p.38) reports we have 14,000 employees, all of whom are eligible to participate in Employee Stock Purchase Plan. Approximately how many staff members participate in this generous program?

As of the beginning of the 2013-2014 offering, there were 5,172 employees enrolled in our Employee Stock Purchase Plan.

14.	The Statement (under proposal 4) characterizes our company’s retirement plan as “very minimal.” Does, in fact, our company offer workers retirement benefits? If not, why not?

Please see “Compensation Discussion and Analysis” of our 2014 Proxy Statement beginning on page 15 and specifically “Perquisites and Other Personal Benefits” on page 22.

15.
In its deliberations leading to the decision to grant Peter J. Rose a retirement bonus of nearly eight million dollars, did the Compensation Committee discuss the inherent contradiction in the award when compared to the very “minimal” employee retirement benefits?

Please see “Compensation Discussion and Analysis” of our 2014 Proxy Statement beginning on page 15 and specifically the Compensation Committee Report on page 25.

16.
What in our company’s business or unique operations can explain the high incidence of family members of executive officers and other key managers seeking and obtaining employment with our company? (RE: Certain Relationships and Related Transactions, p.44.)

Please see “Compensation Discussion and Analysis” of our 2014 Proxy Statement beginning on page 15 and specifically “General Philosophy and Objectives” beginning on page 15.

17.	Where in the annual report can one find a quantitative and qualitative analysis of our company’s accumulated debt? If it is documented elsewhere, please send me a copy with your response.

Please see our Balance Sheet on page F-3 of our 2013 Annual Report. You will notice that we do not have any long-term debt.

18.
As to the annual meeting itself, can you please inform me when and why the Board of Directors decided against allowing a question and answer period, and also against furnishing an oral presentation on last year’s highlights and projections looking forward?

This was explained in detail at the meeting after our new CEO introduced himself and his experience with the Company. He committed to answer any questions submitted via our usual Form 8-K format, according to the deadline contained in the press release. As we are responding to your questions now (your letter missed the original deadline), questions and responses submitted by the deadline were provided in the Form 8-K filed on May 19, 2014. Since you submitted your questions by mail, we’ll forward a copy of the May 19, 2014 Form 8-K and this Form 8-K to the address contained in your letter. Future questions can be submitted electronically at investor@expeditors.com for consideration on our next Q & A Form 8-K.

19.	Can management comment on April and May volume and business trends?

It’s too early for us to comment publicly on May. April air export volumes were up 8%, and why that is a nice year-over-year increase in volumes, rates and margins were somewhat weak and pricing somewhat volatile. Ocean volumes were up 12%, but with similar margin trends experienced in the first quarter of 2014. As we’re fond of saying though, “One month does not a quarter make!”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

June 10, 2014	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

June 10, 2014	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer